Exhibit 99.1

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

FOR IMMEDIATE RELEASE

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING REVISES FOURTH QUARTER AND ANNUAL GUIDANCE

DALLAS, TX – December 13, 2004 — Tuesday Morning Corporation (NASDAQ: TUES) today announced revised guidance for the fourth quarter and year ending December 31, 2004. Diluted earnings per share for the fourth quarter of 2004 are now expected to be flat at approximately $0.83. Diluted earnings for the fourth quarter of last year were $0.83, which included a $0.06 charge for the early extinguishment of debt.

For the year ending December 31, 2004, total sales are projected to be approximately $890 million, up over 8% versus $822.6 million in the prior year period.  Year over year same-store sales are anticipated to be down low single digits.  Based on these sales results, diluted earnings per share for the fiscal year 2004 are now expected to be up over 10% to approximately $1.44.  Diluted earnings for fiscal 2003 were $1.29, which included a $0.06 charge for the early extinguishment of debt taken in the fourth quarter.

“This season has provided a challenging environment for home furnishings focused retailers,” stated Kathleen Mason, President and Chief Executive Officer.  “While business in some of our key decorative home categories as well as in seasonal merchandise has not met expectations, we are encouraged by sales of new receipts of non-seasonal merchandise.   We have an outstanding management team and are focused on restoring sales performance and profitability to historical levels.”

Tuesday Morning will announce fourth quarter sales results on Thursday, January 6, 2005.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 662 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2003.

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